ALLEGHENY ENERGY SERVICE CORPORATION
ARTICLES OF AMENDMENT

            Allegheny Power Service Corporation, a Maryland Corporation having its principal office in Washington County, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Charter of the Corporation is hereby amended by striking out the Second Article and inserting in lieu thereof the following:

II.
The name of the Corporation (which is here- inafter called the "Corporation") is ALLEGHENY ENERGY SERVICE CORPORATION

            SECOND:  The Board of Directors of the Corporation on July 15, 1999, duly adopted a resolution in which was set forth the foregoing amendment to the Charter, declaring that the said amendment of the Charter was advisable and directing that it be submitted for action thereon by the stockholders.

THIRD: By written consent dated July 16, 1999, the sole stockholder of the Corporation duly approved the amendment of the Charter of the Corporation hereinabove set forth.

            IN WITNESS WHEREOF, Allegheny Power Service Corporation has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested to by its Secretary on July 16, 1999, and its President acknowledges that these Articles of Amendment are the act and deed of the Corporation and, under penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

ALLEGHENY POWER SERVICE CORPORATION By: /s/ Alan J. Noia Alan J. Noia, President (SEAL) Attest: /s/ E. M. Beck E. M. Beck, Secretary Dated: July 16, 1999
STATE OF MARYLAND )
)SS:
COUNTY OF WASHINGTON )

            I HEREBY CERTIFY that, on July 16, 1999, before me, the subscriber, a Notary Public of the State of Maryland, in and for the County of Washington, personally appeared Alan J. Noia, President of Allegheny Power Service Corporation, a Maryland corporation, and in the name and on behalf of the corporation acknowledged the foregoing Articles of Amendment to be the corporate act of said corporation and that the matters and facts set forth in said Articles of Amendment are true to the best of his knowledge.

WITNESS my hand and notarial seal or stamp the day and year last above written.

/s/ Judith A. Bohner Notary Public

(Seal)